ACCOUNTANTS' CONSENT



The Board of Directors
Buckhead America Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Buckhead America Corporation of our report dated February 21 1997, except for note 13, which is dated as of March 13, 1997 with respect to the consolidated balance sheets of Buckhead America Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, which report appears in the December 31, 1996 Annual Report on Form 10-KSB of Buckhead America Corporation.

                              KPMG PEAT MARWICK LLP

                              KPMG PEAT MARWICK LLP



Atlanta, Georgia
August 4, 1997